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                                                                   EXHIBIT 10.39

                   LICENSE AND TECHNICAL ASSISTANCE AGREEMENT


      THIS LICENSE AND TECHNICAL ASSISTANCE AGREEMENT (this "Agreement") dated as of June 1, 2000 by and between UTI CORPORATION, a Pennsylvania corporation (the "Licensor") having its principal place of business at 200 W. Seventh Avenue, Collegeville, PA 19426, and MEDICAL DEVICE INVESTMENT HOLDINGS CORPORATION, a Delaware corporation ("Licensee"), having its principal place of business at 200 W. Seventh Avenue, Collegeville, PA 19426;

                                    RECITALS

      WHEREAS Licensor is the owner of U.S. Patent No. 5,858,556, issued January 12, 1999, entitled "Multilayer Composite Tubular Structure and Method of Making (the "U.S. Patent"), and Licensor is the successor-in-interest by way of merger to Stent Technologies, Inc., a Florida corporation, which filed patent applications corresponding to the U.S. Patent in Australia, Brazil, Canada, China, the European Union, Israel, Japan and Taiwan;

      AND WHEREAS LICENSOR has developed and owns certain confidential and proprietary know-how relating to the development, manufacture and marketing of a multilayer composite tubular structure of three metals as recited in the claims of the U.S. Patent ("Triplex") and the process for forming Triplex (collectively, the "Licensor Know-How");

      AND WHEREAS Dr. Donald R. Ricci ("Ricci"), Dr. Ian M. Penn ("Penn") and George A. Shukov ("Shukov") (Ricci, Penn and Shukov collectively being, the "Founders") or entities controlled by them (including Divysio Solutions ULC ("Divysio") and LPL Systems, Inc.) own certain patents and patent applications and other know-how relating to the design and manufacture of stents and stent delivery systems for use in the Licensed Field (as defined below), and certain know-how for the conduct of trials to investigate the safety and efficacy thereof, and Divysio holds a license from Biocompatibles Limited with respect to the use of a proprietary coating technology for stents invented by any of the Founders;

      AND WHEREAS the Licensee has been formed with the expectation that it may invest in and contribute certain intellectual property to eVasc, L.P., a Delaware limited partnership ("eVasc");

      AND WHEREAS the Licensee and the Founders (the "Partners") are the limited partners of eVasc and eVasc has been formed for the purpose of considering the development, manufacture, marketing and sale in North America of stents, stent delivery systems and other products that use Triplex, enhanced composites and other metals, and in connection therewith, it is presently expected that each of the Partners will grant, or to cause their Affiliates to grant, to the Partnership a license of certain of their respective technology.

      NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound
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hereby, agree as follows (capitalized terms used in this Agreement have the definitions set forth in the Recitals and in Section 26):

1.    LICENSE.

      a.    Grant of License; Sublicense to Manufacture.

            (i) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the royalty-free right and license (together with the right to sublicense all or any part of the Licensed Rights as set forth herein), to use the Licensed Patents and the Licensor Know-How (collectively, the "Licensed Rights"), within the Territory, to research, develop, have researched and developed, make, have made, use, market, distribute and sell Licensed Products (as hereafter defined) (the "License"). Licensor hereby agrees to supply Licensee with its requirements of Triplex, in accordance with the terms of Section 1(a)(ii) below, in order that Licensee may manufacture Licensed Products. Licensor covenants and agrees that it shall not knowingly sell Triplex or knowingly provide any Technical Information to any Third Party who intends to either
      (x) use Triplex in the manufacture of any products that would infringe on the Licensed Rights, or (y) resell Triplex to another person who intends to use Triplex in the manufacture of any products that would infringe on the Licensed Rights. Licensee covenants and agrees that it shall not use Triplex or any part of the Licensed Rights to make, market, distribute or sell any of the Excluded Products (as hereafter defined).

            (ii) Licensee hereby grants to Licensor, subject to Licensor's compliance with Section 3(d), a non-exclusive sublicense of all rights held by Licensee under Section 1(a)(i) necessary to manufacture Triplex and Licensed Products solely for sale to Licensee or its designees in connection with its exercise of the License, and Licensee hereby agrees to purchase its requirements of Triplex exclusively from Licensor, such Triplex to be supplied by Licensor and to use Licensor exclusively for all manufacturing needs of Licensee necessary to produce Licensed Products. The Licensee's requirement to use the Licensor exclusively for all manufacturing services shall only apply to the extent that the Licensor has the capabilities necessary to manufacture Licensed Products and Licensee (or any Sublicensee) is not then manufacturing such Licensed Products for itself in a facility owned or leased by Licensee or any such Sublicensee. All of the foregoing shall be at Licensor's then-current standard pricing structure which as of the date of this Agreement is calculated at the rate of (x) the cost of materials plus a thirty percent (30%) markup, plus (y) the cost of labor plus a two hundred percent (200%) markup if no Licensor salesforce function is required (i.e., no commission is due to a salesperson as the account is a "house account") or a three hundred percent (300%) markup if a Licensor salesforce function is required; provided, however, if Licensor is unable or unwilling to supply requested quantities of Triplex or perform required manufacturing services on a timely basis in accordance with commercially prevailing lead times or at its then-current pricing, Licensee may, after providing fifteen (15) days advance notice and an opportunity to cure to Licensor, engage another supplier therefor in such instance or instances; provided, further, that Licensor's inability or unwillingness to supply Triplex


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      or manufacture Licensed Products shall not be deemed a waiver or abrogation of Licensor's rights hereunder to continue to provide required quantities or services in the future pursuant to the terms of this Agreement.

      b. Limitations of Grant. Licensee may from time to time, without the consent of Licensor, grant one or more sublicenses of all or a part of the Licensed Rights to one or more Affiliates of Licensee or any of the Partners of eVasc or any other Person. Licensee may grant any other sublicense only with the consent of the Licensor, and the Licensor covenants not to unreasonably withhold or delay such consent. Any sublicensee of the Licensed Rights shall take the Licensed Rights subject to the requirements of Section 1.a. above, including without limitation the supply and manufacturing service requirements described therein.

      c. Exclusivity. The Licensed Rights shall be exclusive of all other Persons (including Licensor and its Affiliates) in the Territory, except that Licensor shall have, and hereby retains, the right to use, license and assign the Licensed Rights, including the Licensed Patents, to make, have made, use, sell, have sold, market, distribute and/or commercialize products or processes that are not used or to be used within the Licensed Field and (i) "marker bands" used to delineate the actual location of invasive devices for generic or specialized catheter use; (ii) electrode "rings" used to deliver actuation currents from pacemaker devices; and (iii) generic pacemaker components; and
(iv) surgical instruments not considered to be endovascular or intravascular prostheses (collectively, "Excluded Products"). In addition, notwithstanding any implication to the contrary in this Agreement, Licensor shall have the right to conduct research and development activities for tri-metal composite technology not infringing upon the Licensed Rights for its own benefit or that of a Third Party. Nothing in this agreement shall preclude Licensor or its Affiliates from performing or providing any manufacturing or technical services for any customer which include the use of enhanced composites for tri-metal tubing if such use does not infringe the Licensee's rights under the Licensed Rights. Furthermore, nothing in this Agreement shall be deemed (i) to require Noble-Met, Ltd. (Licensor's affiliate) to transfer or provide any Technical Information to Licensee or any Sublicensee that (A) is proprietary to Noble-Met and existed or was in the possession of Noble-Met at the time of its combination with Licensor on May 31, 2000, or (B) is developed in the future for the benefit of third party customers and does not directly infringe upon the Licensed Patents; or
(ii) to preclude Noble-Met from developing any products, technologies or processes now or in the future with any third party customer, which products, technologies or processes do not infringe upon the Licensed Patents.

      d. Trademark License. Subject to the terms and conditions set out in Exhibit D, Licensor hereby grants to Licensee an exclusive, royalty-free right and license during the Term to use the Licensed Marks in the Territory in association with Licensed Products.

      e. Term. This Agreement, unless sooner terminated as provided below, shall continue in full force and effect for so long as any of the Valid Claims of any of the Licensed Patents shall remain in full force and effect, it being the intent of the parties that this Agreement terminate contemporaneously with the expiration of the last of the Licensed Patents to expire.

      f.    Maintenance and Renewal Fees.  Licensee shall reimburse
Licensor for any


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maintenance and/or renewal fees paid by Licensor with respect to the Licensed
Patents and/or the Licensed Marks.

2. OBLIGATION TO EXPLOIT. Subject to the terms of Section 1, Licensee shall use its commercially reasonable efforts, using the Licensed Rights, to research, develop, have researched and developed, make, have made, sell and commercialize Licensed Products and consistent with sound and reasonable business practices. Subject to the provisions of Sections 1, 3 and 9, Licensor shall fully cooperate and collaborate with Licensee in such efforts.

3.    TECHNICAL ASSISTANCE AND SUPPORT.

      a. Technical Assistance and Support Services. During the Term, and subject to the conditions of this Agreement, Licensor shall from time to time as requested by Licensee provide the following technical assistance and support ("Engineering Support"):

            i. Furnishing to Licensee during the start-up phase engineering development services, including, but not limited to, finite element analysis, and mechanical and metallurgical testing and evaluation;

            ii. Furnishing to Licensee in tangible form all Technical Information reasonably necessary for Licensee to research, develop, have researched and developed, make, have made, use, market, distribute and sell Licensed Products, including providing engineering recommendations in connection therewith, related equipment information, material interior specifications, tooling requirements and drawings, final product test procedures, test equipment drawings, production routings and processes, quality control and inspection procedures and related equipment drawings, lists of required materials and other components and their proportions in relevant manufacturing processes, and contractors to assist in the provision of the aforementioned support;

            iii. Furnishing to Licensee process parameters and techniques to perform laser cutting of tri-metal tubing; cleaning and post processing of laser cut stents; and testing of physical and mechanical properties, to the extent previously developed;

            iv. Furnishing to Licensee data and reports prepared for regulatory submission;

            v. Furnishing to Licensee regulatory strategies developed for the Licensed Products; and

            vi. Providing such other technical assistance as Licensee shall reasonably request.

      b. Schedule. INTENTIONALLY DELETED.


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      c. Assistance in Evaluation of Licensed Products. During the term of this
Agreement, Licensor will use commercially reasonable efforts to assist Licensee in the evaluation of Licensed Products.

      d. Manufacturing Covenants. Licensor covenants to Licensee that Licensor will develop and manufacture Triplex to be provided to Licensee pursuant to
Section 1.a. hereof in compliance with applicable standards and regulations under the relevant laws of each jurisdiction within the Territory, such that the applicable device licenses, establishment licenses or other marketing approvals are obtained for each of the same in each jurisdiction within the Territory. In connection with the foregoing, Licensor agrees to assist Licensee in the compilation, production and submission of all technical documentation and other materials required in connection with any of the foregoing regulatory or other approvals.

4.    TECHNICAL SUPPORT PAYMENTS.

      a. Technical Support Charges; Out-of-Pocket Costs. In lieu of making any royalty payment or other payments for the grant of the License and other rights granted under this Agreement, Licensee shall pay to Licensor in respect of Engineering Support hereunder an "Engineering Support Fee" which shall be calculated as time and materials captured on a work order and billed at the applicable departmental rates plus Licensor's standard mark-up. In addition, Licensee will, upon written request from Licensor, promptly reimburse Licensor for any direct expenses and out-of-pocket costs that arise in connection with Licensor's provision of Engineering Support services.

      b. Payment for Engineering and Technical Support, Etc. Licensee shall pay to Licensor all Engineering Support Fees and any out-of-pocket costs accruing during each month, within thirty (30) days after receipt of an invoice setting forth in reasonable detail the Engineering Support Fees charged and the out-of-pocket costs to be reimbursed.

      c. Taxes. All fees and charges payable by Licensee pursuant to this Agreement are net of applicable taxes, which taxes shall be the sole responsibility of Licensee, except taxes on Licensor's net income; provided, however, that Licensee may withhold from its payments to Licensor such amounts as are required by applicable law.

      d. Place of Payment; Interest. All payments required to be made by Licensee to Licensor under this Agreement shall be made by check payable to Licensor or wire transfer to an account designated by Licensor. Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal at all times to the highest "Prime Rate" as published in the U.S. Eastern edition of The Wall Street Journal from time to time, from the date due until paid, plus two percent (2%).

5.    OWNERSHIP OF PROPRIETARY RIGHTS IN THE LICENSED PRODUCTS; INFRINGEMENT.

      a. Improvements; Inventions. In the event that Licensor itself, or Licensee and Licensor jointly, develop, invent or discover any Improvement, whether patentable or not, such


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Improvement shall (not including the intellectual property of any Third Party to the extent distinguishable from the Improvement) be the property of Licensor, and, in connection therewith, the Licensor acknowledges and agrees that any such Improvement shall be deemed to constitute a part of the Licensed Rights under
Section 1.a of this Agreement. In the event that Licensee itself, or Licensee and Licensor jointly develop, invent or discover any Invention, such Invention shall be the property of Licensee, and in connection therewith, Licensor hereby assigns and agrees to assign to Licensee any right, title or interest in and to any such Invention. In the event that Licensee develops, invents or discovers, or Licensee and Licensor jointly develop, invent or discover, an invention which encompasses both an Improvement and an Invention (a "Hybrid Work"), the parties covenant and agree to divide and apportion ownership in the Hybrid Work such that Licensor is the sole and exclusive owner of the entire right, title and interest in that portion of the work which constitutes a modification to Triplex only which shall be deemed an Improvement, with Licensee being the sole and exclusive owner of the balance of the Hybrid Work, which shall be deemed an Invention.

      b. Prior Rights of Licensee. In the event that Licensee independently develops, invents, discovers or acquires any Improvement, Licensee shall promptly and fully disclose the same to Licensor, and, in connection therewith, Licensee hereby assigns and agrees to assign to Licensor any right, title or interest in and to any such Improvement (not including the intellectual property of any Third Party to the extent distinguishable from the Improvement), and Licensor hereby acknowledges and agrees that any such Improvement shall be deemed to constitute a part of the Licensed Rights under Section 1.a of this Agreement.

      c. Patent Protection. Licensor shall pay all costs and expenses necessary or appropriate to obtain patent protection for the Licensed Patents and the Technical Information in those countries in the Territory, if any, where Licensee determines, in its reasonable business judgment, patent protection is commercially justified (collectively, together with the Licensed Patents, the "Patent Rights"). Licensee shall execute and deliver and cause its employees to execute and deliver any documents requested by Licensor as are necessary in connection with the filing, prosecution, maintenance or enforcement of Patent Rights. Licensee may, at its sole expense, make the filings necessary to obtain Patent Rights if it provides written notice to Licensor of its intent to make such filings, and within thirty (30) days thereof Licensor fails to notify Licensee of its intent to make such filings. Licensor shall be the owner of all Patent Rights.

      d. Infringement. If either party becomes aware of any infringement of any of the Patent Rights, it shall promptly notify the other in writing of all available details. Licensor shall have the first right to bring suit against such infringers. If Licensor elects not to bring such a lawsuit as indicated above within six months of receipt of notice of such infringement of any of the Patent Rights, Licensee shall have the right to pursue such action. In any proceeding brought by Licensor, Licensee shall have the right to employ its own counsel, at its own expense and without right to reimbursement, if Licensee reasonably believes that Licensor's defense of patent rights is insufficient. If Licensor pays the expenses of such a lawsuit, any proceeds of such lawsuit shall first be used to reimburse Licensor, on a dollar-for-dollar basis, for its out-of-pocket expenses of the lawsuit, including attorneys' fees, and the balance, if any, shall be divided


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equally between the parties. If Licensee pays the expenses of such a lawsuit, any proceeds of such lawsuit shall first be used to reimburse Licensee, on a dollar-for-dollar basis, for its out-of-pocket expenses of the lawsuit, including attorneys' fees, next against amounts that otherwise would have been payable by Licensee to Licensor under Section 4 hereof, and the balance, if any, shall be retained in full by Licensee. If deemed necessary or desirable by counsel, the party not joining in such lawsuit may be joined as a nominal party plaintiff. The party bringing suit shall bear the legal expenses of the party involuntarily brought into the lawsuit. Settlement of any such lawsuit shall require the written consent of both parties.

6.    WARRANTIES.

      a. By Licensor. Licensor represents and warrants to Licensee, as a material inducement for Licensee to enter into this Agreement, that: this Agreement, when executed and delivered by Licensor, will be the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms; Licensor has not granted rights in the Territory, in or to the Licensed Rights, to any person other than Licensee; Licensor does not have any knowledge that any of the Licensed Rights infringes the proprietary rights of any Third Party; and Licensor does not have any knowledge of any patent or other proprietary technology of Licensor other than the Licensed Patents and the Technical Information which would be required to make, have made, use and sell the Licensed Products and and to practice under the Licensed Rights in connection therewith; provided, however, that Licensor gives no representation or warranty that any patent application or potential patent application within the Licensed Rights will be granted or, if granted, that any such patent will be valid.

      b. By Licensee. Licensee represents and warrants to Licensor, as a material inducement for Licensor to enter into this Agreement, that: Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement; and this Agreement, when executed and delivered by Licensee, will be the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms and does not conflict with any material agreement to which Licensee is a party.

      c. THE WARRANTIES CONTAINED IN THIS SECTION 6 ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

      d. SUBJECT TO SECTION 8, LICENSOR'S LIABILITY TO LICENSEE FOR ANY LOSS OR DAMAGE TO END USERS ARISING OUT OF THE SALE OF ANY LICENSED PRODUCT, WHETHER SUCH LIABILITY SHALL ARISE BY REASON OF NEGLIGENCE, BREACH OF CONTRACT, BREACH OF WARRANTY OR ANY OTHER THEORY, SHALL BE LIMITED TO THE FEES PAID WITH RESPECT TO ANY LICENSED PRODUCT FOR WHICH SUCH LIABILITY ARISES.


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7.    CONFIDENTIAL INFORMATION.

      a. Technical Information. The Technical Information and any information disclosed by either party to the other pertaining to the business of the disclosing party, including customer lists, contractor lists, marketing methods and plans, sources of supply and suppliers, cost information, pricing information, and the identities of the disclosing party's customers shall be treated by the other party as confidential information (collectively, the "Confidential Information").

      b. Licensee's and Licensor's Obligations. Licensee and Licensor will use their best efforts: (i) to prevent the disclosure of the Confidential Information of the other to any Third Party, except as otherwise permitted pursuant to this Section 7(b); (ii) not to use the Confidential Information of the other for any commercial purpose other than pursuant to this Agreement;
(iii) not to disclose the Confidential Information of the other to its officers, employees, contractors, agents or representatives other than: (1) attorneys, accountants and such of its officers and employees who are directly concerned with the evaluation, production and sale of the Licensed Products and, except for such attorneys and accountants, who are bound by confidentiality obligations no less restrictive than the terms hereof; and (2) independent contractors, agents or representatives bound by a confidentiality obligation no less restrictive than the terms hereof, and provided that (a) the party receiving such confidential information takes reasonable precautions to assure that such disclosure is limited to such officers or employees of such independent contractors, agents or representatives who reasonably require the same in order to properly fulfill their duties to the independent contractors, agents or representatives and who themselves are bound to them by such a confidentiality obligation, and (b)the party receiving the Confidential Information notifies the disclosing party of the identity of such independent contractor, agent or representative.

      c. Exceptions. Notwithstanding the foregoing, the Licensee may disclose Technical Information to regulatory authorities in connection with applications to such regulatory authorities leading to the commercial sale of Licensed Products and and a party shall not have any obligation to maintain the confidentiality of any information of the other party: (i) which is developed by such party in the course of work entirely independent of any disclosure made hereunder or the subject matter of this Agreement; (ii) which such party receives from another party who has the right to disclose the same; (iii) which is or becomes published or otherwise publicly available without the fault of such party; (iv) which is already in the possession of such party as of the date hereof; or (v) which is disclosed in connection with such party's exercise of its rights under, or in a dispute regarding, this Agreement.

      d. Termination. Upon the termination of this Agreement, each party shall, within thirty (30) days of the written request of the other, return or destroy all materials, copies and extracts that contain any Confidential Information of the other pursuant to this Section 7.

      e. Remedies. Each party acknowledges and agrees that a breach of the covenants contained in Section 7 would cause the other party irreparable harm and that the extent of


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damages would be impossible to ascertain and that there is not and will be available no adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, each party agrees that, in the event of a breach of any such covenant, in addition to any other relief to which such other party is or may be entitled, such other party shall be entitled, as a matter of course, to an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by the breaching party and its employees, agents or any of them.

8.    LIMITATION ON LIABILITY; INSURANCE.

      a. NO WARRANTIES; LIMITATION ON LIABILITY. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 6 HEREOF, THE LICENSED RIGHTS ARE PROVIDED ON AN "AS IS" BASIS AND EXCEPT AS SET FORTH IN SECTION 6, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED RIGHTS OR THE LICENSED PRODUCTS. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (ii) EXCEPT AS SET FORTH IN SECTION 6, THAT THE USE OF THE LICENSED RIGHTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHT OR PROPERTY RIGHTS OF OTHERS. LICENSOR SHALL NOT BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF INFORMATION IN CONNECTION WITH THE LICENSED RIGHTS SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER PRODUCT DERIVED THEREFROM. LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FROM ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY LICENSEE OR ANY OTHER PERSON WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

      b. Insurance. Licensee shall maintain property, personal injury, and product liability insurance coverage in commercially reasonable amounts. In discharge of the above Licensee will obtain and thereafter maintain product and general liability insurance in the amount of at least Two Million Dollars ($2,000,000) per occurrence with a deductible of not more than $25,000 per occurrence, together with an umbrella general and product liability insurance policy for amounts in excess of such limits, in the amount of Three Million Dollars ($3,000,000), with such insurers and on such terms as Licensor approves in writing against damage to or destruction of property and injury to or death of individuals and against such other risks as Licensor may reasonably request arising out of or in connection with any use, manufacture or sale of Licensed Products. Licensor will be a named insured under all such insurance. Such insurance will also provide that Licensor will be given notice of any modification thereof and at least thirty (30) days prior written notice of cancellation or termination and the reason therefor. Licensee will furnish


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Licensor upon request written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

9.    TERMINATION.

      a. This Agreement may be terminated prior to the end of the Term upon the occurrence of any of the following events: (i) if either party shall be in material default or shall breach any condition or covenant of this Agreement and if the party considered to be in default shall not, within thirty (30) days from the date it receives notice from the other party of the occurrence of such default or breach complained of, cure such default or breach, then the non-breaching party may, at its election, terminate this Agreement upon written notice to the breaching party; (ii) if Licensee is subject to a Bankruptcy Event; or (iii) Licensee shall formally discontinue its operations in connection with the Licensed Products and the .

      b. The expiration or termination of this Agreement shall not relieve either party of any obligation owing to the other party as of the time of such expiration or termination.

      c. Upon the expiration or termination of this Agreement, Licensee shall immediately return to Licensor all documentation and other writings containing the Licensor Confidential Information.

10. GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be deemed to have been made and entered into in the Commonwealth of Pennsylvania, and it shall be construed according to the local, domestic law of that Commonwealth. Any claim, controversy or dispute arising out of or relating to this Agreement or any interpretation or breach thereof or performance thereunder, including without limitation any dispute concerning the scope of this arbitration provision, shall be settled by submission to final, binding and non-appealable arbitration ("Arbitration") for determination, without any right by any party to a trial de novo in a court of competent jurisdiction, after a twenty-five (25) calendar day waiting period (the "Waiting Period"). During the Waiting Period, the parties shall work reasonably and in good faith and shall use their best efforts to amicably resolve the claim, controversy or dispute. The Arbitration and all pre-hearing, hearing, post-hearing arbitration procedures, including those for Disclosure and Challenge, shall be conducted in accordance with the Commercial Arbitration Rules (the " Commercial Rules") of the American Arbitration Association (herein referred to as the "Association") in Philadelphia, Pennsylvania, as supplemented hereby pursuant to the procedures set forth in Exhibit C attached hereto.

11. INCONTESTABILITY OF RIGHTS.

      a. Rights in Licensed Patents, Technical Information, Licensed Rights, and Inventions. Licensee acknowledges that Licensee has no rights in the Licensed Patents, Technical Information or Licensed Rights except those set forth in this Agreement, and that Licensee will not contest the ownership, validity or enforceability of any rights of Licensor in the Licensed Patents, the Patent Rights, the Technical Information, Licensed Rights or any registrations or applications thereof; provided, however, that nothing in this Section shall be


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construed to prevent Licensee from asserting claims necessary to enforce its rights to indemnification hereunder. Licensor acknowledges that Licensor has no rights in any Invention and that Licensor will not contest the ownership, validity or enforceability of any rights of Licensee in any Invention or any applications or registrations relating to any Invention.

      b. Other Rights. Licensee acknowledges that Licensee has no rights, except those set forth herein, and that Licensee will not contest the ownership, validity or enforceability of any rights of Licensor in the Licensed Patents and the Licensor Know-How.

12. RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall create a joint venture or partnership between the parties. Licensee shall be an independent contractor in performing its obligations hereunder. Neither party shall be liable for any of the debts or obligations of the other and neither party shall have any authority or right to act for or incur any liability of any kind, express) or implied, in the name of or on behalf of the other party.

13. SURVIVAL OF PROVISIONS. The obligations of the parties undertaken pursuant to Sections 4, 5, 6, 7, 8.a., 9.b., 9.c., 10, 11, 12, and 25 of this Agreement shall survive the termination of this Agreement.

14. SUCCESSORS AND ASSIGNS. Licensee may assign this Agreement and the rights of Licensee hereunder, without the consent of Licensor, to a Person that is an Affiliate of Licensee or eVasc or any of the Partners at the time of such assignment. Without limiting the generality of the foregoing, Licensor hereby agrees to the assignment of this Agreement by the Licensee to eVasc. Licensee may assign this Agreement and the rights of Licensee hereunder to any other Person only with the prior written consent of Licensor, and Licensor agrees not to unreasonably withhold or delay such a consent. Licensor may assign this Agreement and its rights hereunder in connection with a sale of substantially all of the assets of Licensor or to any Affiliate of Licensor, provided that the obligations of the assignor are assumed by the assignee thereof.

15. BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

16. FORCE MAJEURE. Neither party shall be liable for any loss, damage, detention, or delay resulting from causes beyond its reasonable control or resulting from acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, priorities, allocations, fires, floods, epidemics, quarantine restrictions, strikes, labor disputes, freight embargoes, unusually severe weather, insurrection or riot, damages or shortages in transportation, or inability due to causes beyond its reasonable control to obtain necessary labor, materials, or manufacturing facilities; provided, however, that if an event of force majeure prevents Licensee from fulfilling its obligations under this Agreement for a period of six months or longer, Licensor shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 9.

17. NOTICE. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be deemed given if and when delivered personally or by an overnight delivery service such as Federal Express or three days after being deposited in the U.S. or

Canadian mail by certified or registered mail, return receipt requested, postage prepaid, or telecopied with confirmation of receipt and a hard copy delivered as described above, addressed as follows:

      If to Licensee:

      Medical Device Investment Holdings Corporation
      c/o UTI Corporation
      200 W. Seventh Avenue
      Collegeville, PA 19426
      Attn: President
      Telephone: (610) 409-2202
      Fax: (610) 489-0778

      If to Licensor:

      UTI Corporation
      200 W. Seventh Avenue
      Collegeville, PA 19426
      Attn: President
      Telephone: (610) 409-2202
      Fax: (610) 489-0778

or to such other address as any party may from time to time duly specify by notice given to the other party in the manner specified above.

18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and all exhibits hereto contain the entire agreement and understanding of the parties relating to the subject matter hereof, and merge and supersede all prior discussions, agreements and understandings of every nature between them relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by an authorized officer of the party hereto against whom the same is sought to be enforced.

19. WAIVER. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

20. INVALIDITY. In case of any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it (them) enforceable.

21. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

22. GENDER; NUMBER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, any other gender, masculine, feminine or neuter, as the context requires.

23. NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

24. THIRD PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than Licensee and Licensor and their successors and assigns, and shall not be enforceable by any other party.

25. FURTHER ASSURANCES. After the date hereof, at the request of Licensor and at Licensor's expense, Licensee shall execute and deliver to Licensor or cause to be executed and delivered to Licensor, such further instruments of conveyance and transfer and take such other actions as Licensor may reasonably require to perfect Licensor's title to the Licensed Rights, as contemplated by this Agreement, and, at the request of Licensee and at Licensee's expense, Licensor shall execute and deliver to Licensee or cause to be delivered to Licensee such instruments of conveyance and transfer and take such other actions as Licensee may reasonably require to perfect Licensee's title in and to any Invention.

26. DEFINITIONS - For purposes of this Agreement, the following definitions shall apply:

      a. "Affiliate" means, with respect to each party to this Agreement, any natural person, corporation, proprietorship, firm, partnership, limited liability company or other business entity (each being a "Business Entity") controlling, controlled by or under common control with such party; and "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting stock, capital or equity, or more than a fifty percent (50%) interest in the income or profits of such Business Entity or the ability to direct the management or control the policy decisions of such Business Entity.

      b. Intentionally Omitted.

      c. "Arbitration" has the meaning set forth in Section 10.

      d. "Association" has the meaning set forth in Section 10.

      e. "Bankruptcy Event" means that the Person in question becomes insolvent or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under such insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for reorganization or the dissolution of such Person, which proceedings, if voluntary, shall not have been dismissed within 60 days of the date of filing, or such Person makes an assignment for the benefit of creditors, or substantially all of the assets of such Person are seized or attached and not released within 60 days thereafter.

      f. "Commercial Rules" has the meaning set forth in Section 10.

      g. "Confidential Information" has the meaning set forth in Section 7.a.

      h. "Engineering Support" has the meaning set forth in Section 3.a.

      i. "Engineering Support Fee" has the meaning set forth in Section 4.a.

      j. "Excluded Products" has the meaning set forth in Section 1.c.

      k. "Hybrid Work" has the meaning set forth in Section 5.a.

      l. "Improvement" means a modification made to Triplex and that is intended to improve the function, manufacture or use of Triplex in the Licensed Field that is first conceived, discovered or actually reduced to practice during the Term.

      m. "Invention: means any design, discovery, improvement, process, method, system, experimental data, idea, suggestion, invention or enhancement relating to the property or business of Licensee, as presently conducted or proposed to be conducted, and which is not an Improvement whether or not reduced to practice.

      n. "License" shall have the meaning set forth in Section 1.a.

      o. "Licensed Field" means the human vascular system.

      p. "Licensed Marks" means the trademark TRIPLEX and any designs or logos associated or used therewith, along with such other trademarks as the parties may agree to add to the definition of Licensed Marks from time to time.

      q. "Licensed Patents" means the patents and patent applications set out in Exhibit A; any patent applications hereafter submitted by Licensor or its Affiliates relating to any Improvement; all patents issuing upon such foregoing applications; all continuations, continuations-in-part, additions, divisions, renewals, extensions, or examinations and reissues of any of the foregoing, claiming inventions in the Licensed Field; and all United States or foreign counterparts of any of the foregoing.

      r. "Licensed Products" means and includes (A) all products for use in the Licensed Field, including, but not limited to, (1) endovascular prostheses for aneurysm treatment and repair, regardless of where located in the human body;
(2) endovascular prostheses, or components thereof, for saphenous vein graft devices and procedures; (3) intravascular prostheses; and (4) prostheses intended to occupy all or a portion of a body passageway; (B) the research, development, manufacture, use, marketing, distribution, sale or other disposition of which is subject to one or more Valid Claims of a Licensed Patent or uses or incorporates any of the Technical Information.

      s. "Licensed Rights" means the rights and licenses granted by Licensor to Licensee in Section 1.a.;

      t. "Licensee" has the meaning set forth in the Recitals;

      u. "Licensor" has the meaning set forth in the Recitals;

      v. "Licensor Know-How" has the meaning set forth in the Recitals.

      w. "Partners" has the meaning set forth in the Recitals.

      x. "Patent Rights" has the meaning set forth in Section 5.c.

      y. "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust business trust, cooperative, association or other form of organization.

      z. "Technical Information" means all existing unpatented proprietary and confidential information, data and know-how (including Licensor Know-How) which is useful for the research, development, making, using, marketing, distributing or selling of Licensed Products, discovered, invented, revealed, obtained, used or reduced to practice by Licensor other than Inventions, prior to or following the date hereof and possessed by Licensor, in connection with the development, manufacture, processing, marketing, use, sale and commercialization of Licensed Products, including but not limited to, research data and methods; design data and information (including machinery designs and any specifications on production protocols for Licensed Products approved by Licensee); engineering and test data; product and component specifications; bills of materials; drawings, parts and component lists; production and shipping techniques; methods of product handling; methods of line manufacture; quality control data and methods and any similar or related information; and data and know-how; with respect to which Licensor has the right to disclose to Third Parties and as to which Licensor has the right to grant licenses. "Technical Information" excludes any of the foregoing that are included in a Valid Claim of the Licensed Patents.

      aa. "Term" has the meaning set forth in Section 1.e.

      bb. "Territory" means the entire world.

      cc. "Third Party(ies)" means any person or entity other than Licensor, Licensee or their respective Affiliates.

      dd. "Trademark License" has the meaning set forth in Section 1.d.

      ee. "Triplex" has the meaning set forth in the Recitals;

      ff. "Valid Claim" means a claim of an unexpired Licensed Patent that has not been withdrawn, canceled or disclaimed or held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in an unappealed or unappealable decision, or a claim of a patent application.

      gg. "U.S. Patent" has the meaning set forth in the Recitals.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                                           UTI CORPORATION


                                           By:  /s/ STEVEN D. NEUMANN
                                               ------------------------------
                                           Name:  Steven D. Neumann
                                           Title: Vice President


                                           MEDICAL DEVICE INVESTMENT HOLDINGS
                                           CORPORATION

                                           By:  /s/ BARRY AIKEN
                                               ------------------------------
                                           Name:  Barry Aiken
                                           Title: Secretary

                                    EXHIBIT A

                                LICENSED PATENTS


1.    Patents:    The multilayer composite tubular structure of three
metals, including the process for manufacturing same, for use as a stent in surgical procedures, as described in the claims of U.S. Patent No. 5,858,556, issued January 12, 1999, entitled "Multilayer Composite Tubular Structure and Method of Making" (the "U.S. Patent").

2.    Patent Applications:    The Licensor is the successor-in-interest by
way of merger to Stent Technologies, Inc., a Florida corporation, which filed patent applications corresponding to the U.S. Patent in the following foreign states:

            (a)   Australia
            (b)   Brazil
            (c)   Canada
            (d)   China
            (e)   the European Union
            (f)   Israel
            (g)   Japan
            (h)   Taiwan

                                    EXHIBIT C

                             ARBITRATION PROCEDURES

a. Following the Waiting Period, the party seeking Arbitration shall give notice of a demand to arbitrate (herein referred to as the "demand") to the other party and to the Association. The Demand shall include the issues to be determined, a copy of this arbitration provision, and to the extent the parties cannot agree on a single arbitrator, the designation of one arbitrator, who shall have no prior or existing personal or financial relationship with the designating party.

b. Within thirty (30) days after receipt of the Demand, the other party shall give notice (herein referred to as the "Response") to the party that demanded arbitration, and to the Association, of any additional issues to be arbitrated, its answer to the issues raised by the party that sent the Demand, and its designation of a second arbitrator, who shall have no prior or existing personal or financial relationship with the designating party.

c. If a Response designating a second arbitrator is not received within the abovementioned thirty (30) day period, the Association shall immediately designate the second arbitrator.

d. The two arbitrators as designated pursuant to the foregoing provision shall then designate a third arbitrator within ten (10) days after the designation of the second arbitrator. If the two arbitrators cannot agree on the designation of the third arbitrator within the ten (10) day period allocated, the Association shall designate the third arbitrator.

e. The arbitration panel as designated above shall proceed with the Arbitration by giving notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the Arbitration, including: definition of issues; scope, timing and type of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the parties, but may not, without the consent of the parties, including depositions; exchange of documents and filing of detailed statements of claims and prehearing memoranda; schedule and place of hearings; and any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. The substantive law of the Commonwealth of Pennsylvania shall be applied by the arbitrators to the resolution of the dispute, provided that the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award.

f. The parties agree that the arbitrators shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects any such alteration or modification.

g. Upon written demand to any party to the Arbitration for the production of documents and things (including computer discs and data) reasonably related to the issues being arbitrated, the party I upon which such demand is made shall promptly produce, or make available for inspection and copying, such documents or things without the necessity of any action by the arbitrators, provided, however, that no such demand shall be effective if made more than ninety (90) days after the receipt of the Response.

h. Subject to the limitations imposed by subsection (f), the arbitrators shall have the power to grant any and all relief and remedies, whether at law or in equity, that the courts in the Commonwealth of Pennsylvania may grant and such other relief as may be available under the Commercial Rules, other than punitive damages. Any award of the arbitrators shall include pre-award and post-award interest at a rate or rates considered just under the circumstances by the arbitrators. The decision of the arbitrators shall be final and as an "award" within the meaning of the Commercial Rules and judgment upon the arbitration award may be entered in the United States District Court for the Eastern District of Pennsylvania ("Philadelphia District Court") or any other court having jurisdiction, as if it were a judgment of that court. The parties to this Agreement expressly consent to the Jurisdiction of the Association, including, without limitation, reasonable attorney's fees and the parties waive any objection they may have as to jurisdiction and venue regarding the Philadelphia District Court.

i. The party which does not prevail in the Arbitration shall be responsible for all fees and expenses incurred in connection with the Arbitration, including, without limitation, reasonable attorney's fees.

j. Notwithstanding the foregoing, the parties specifically reserve the right to seek a temporary judicial restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitration tribunal the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order. No party shall bring a civil action seeking enforcement or any other remedy founded on this Agreement.

                                    EXHIBIT D

                           TERMS OF TRADEMARK LICENSE


            Permitted and Prohibited Uses. The Licensee will use the Licensed Marks only in association with Licensed Products and in accordance with the minimum standards of quality for any such Licensed Products, as applicable, as set by governmental regulation in each jurisdiction within the Territory in which Licensed Products bearing any Licensed Marks are sold.

            Inspection and Approval. For purposes of assisting the Licensor in inspecting the character and quality of the Licensed Products, upon the request of the Licensor, but no more than twice per calendar year, the Licensee will permit a representative of the Licensor to attend at the Licensee's place of business at all reasonable times.

            Enurement. The Licensee expressly acknowledges and agrees that any and all goodwill associated with the Licensed Marks, including any goodwill with respect thereto which might be deemed to have arisen from the Licensee's activities pursuant to the Trademark License enure directly and exclusively to the benefit of and shall belong solely to the Licensor.

            Preservation and Enhancement of Licensor's Interest. The Licensee acknowledges the validity of the Licensed Marks and of Licensor's rights therein. Further, the Licensee will cooperate with Licensor for the purpose of protecting, preserving and enhancing the Licensed Marks, and Licensor's interest therein, including, without limiting the generality of the foregoing, the execution of documents or instruments at Licensor's request and expense.

            Indemnity for Liability. The Licensee will indemnify, defend and hold harmless the Licensor and its directors, officers and employees from and against any and all claims, demands, liabilities, causes of action, judgments, awards, liabilities, penalties, fines, assessments, impositions, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, costs of expert witnesses, court costs, and other expenses of litigation that maybe suffered or incurred by or claimed against any such indemnified party as a result of any unauthorized use of any of the Licensed Marks by the Licensee.

                                      D-1